Exhibit 1









                   Quarterly Financial Information

                   Sadia S.A.

                   PERIODS ENDED JUNE 30, 2003 AND 2002
                   WITH SPECIAL REVIEW REPORT OF INDEPENDENT AUDITORS

                                   SADIA S.A.

                         QUARTERLY FINANCIAL INFORMATION
                                   (UNAUDITED)
                      Periods ended June 30, 2003 and 2002



                                    CONTENTS


Special Review Report of Independent Auditors..................................1

Reviewed Quarterly Financial Information

Balance Sheets ................................................................2
Statements of Income ..........................................................4
Notes to Quarterly Financial Information.......................................5

A FREE TRANSLATION FROM PORTUGUESE INTO ENGLISH OF SPECIAL REVIEW REPORT OF INDEPENDENT AUDITORS ON QUARTERLY FINANCIAL INFORMATION PREPARED IN BRAZILIAN CURRENCY IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND SPECIFIC NORMS ISSUED BY IBRACON, CFC AND CVM
--------------------------------------------------------------------------------

                  SPECIAL REVIEW REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareholders
Sadia S.A.


We have performed a special review of the quarterly financial information - ITR of Sadia S.A. for the quarter ended June 30, 2003, including the consolidated and unconsolidated balance sheets and statements of income of Sadia S.A., prepared in conformity with the accounting practices adopted in Brazil.

Our review was performed in accordance with specific norms established by the Brazilian Institute of Independent Auditors - IBRACON, together with the Federal Accounting Council and mainly comprised: (a) inquiries of and interviews with the professionals responsible for the accounting, financial and operating areas of the Company, about the main criteria adopted to prepare the quarterly financial information; and (b) reviews of the information and subsequent events which have or could come to have significant effects on the financial position and operations of the Company.

Based on our special review, we are not aware of any significant adjustment to be made in the quarterly financial information referred to above for it to be in line with the accounting practices adopted in Brazil, applied consistently with the specific norms issued by the Brazilian Securities Commission - CVM for the preparation of quarterly financial information - ITR.


                            Concordia, July 30, 2003

                                  ERNST & YOUNG
                          Auditores Independentes S.S.
                            CRC 2SP015199/O-6 "S" SC

                              Claudio Goncalo Longo
                                     Partner


Sao Paulo, Brazil
July 30, 2003

A FREE TRANSLATION FROM PORTUGUESE INTO ENGLISH OF QUARTERLY FINANCIAL INFORMATION PREPARED IN BRAZILIAN CURRENCY IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ADOPTED IN BRAZIL AND SPECIFIC NORMS ISSUED BY IBRACON, CFC AND CVM

                                   SADIA S.A.

                                 BALANCE SHEETS
                           June 30 and March 31, 2003
                             (In thousands of reais)
                                   (Unaudited)

                                                               COMPANY                     CONSOLIDATED
                                                    ------------------------------ ------------------------------
                                                       JUNE 30        MARCH 31        JUNE 30        MARCH 31
                                                    --------------- -------------- --------------- --------------
ASSETS
CURRENT ASSETS:
  Cash                                                   110,422         66,587         156,992         75,963
  Financial investments                                  828,179        905,481       1,312,258      1,169,987
  Trade accounts receivable - domestic market            214,227        230,976         214,644        231,318
  Trade accounts receivable - foreign market             178,174        386,213         178,086        378,597
  Allowance for doubtful accounts                        (25,194)       (27,299)        (32,041)       (41,345)
  Recoverable taxes                                      164,914        143,896         166,685        147,041
  Inventories                                            834,237        853,145         866,889        895,366
  Other receivables                                       45,268         47,622          57,005         54,064
  Assets available for sale                                4,757         11,829           4,768         11,842
  Prepaid expenses                                         4,916          9,737           5,075          9,904
  Deferred tax credits                                    19,880         19,831          19,880         19,831
                                                    --------------- -------------- --------------- --------------
Total current assets                                   2,379,780      2,648,018       2.950.241      2.952.568

NONCURRENT ASSETS:
  Receivables from related parties                        24,350         27,204               -              -
  Financial investments                                  129,354         83,520         630,496        888,786
  Compulsory loans - Eletrobras                              495            495             495            495
  Deposits in court                                       71,617         71,531          71,617         71,531
  Recoverable taxes                                       85,512        103,082          85,695        105,219
  Deferred tax credits                                    47,969         40,429          50,128         43,207
  Pension plan                                            51,840         51,840          51,840         51,840
  Assets available for sale                               14,910         20,801          14,910         20,801
  Other receivables                                       19,145         12,071          21,011         12,277
                                                    --------------- -------------- --------------- --------------
                                                         445,192        410,973         926,192      1,194,156

PERMANENT ASSETS:
  Investments                                            463,996        393,870          16,203         15,356
  Property, plant and equipment                          874,563        878,156         877,071        886,774
  Deferred charges                                        89,993         97,379          91,140         98,599
                                                    --------------- -------------- --------------- --------------
                                                       1,428,552      1,369,405         984,414      1,000,729

                                                    --------------- -------------- --------------- --------------
TOTAL ASSETS                                           4,253,524      4,428,396       4,860,847      5,147,453
                                                    =============== ============== =============== ==============

                                                               COMPANY                     CONSOLIDATED
                                                    ------------------------------ ------------------------------
                                                       JUNE 30        MARCH 31        JUNE 30        MARCH 31
                                                    --------------- -------------- --------------- --------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Loans and financing                                      765,868      1,206,801      1,353,424      1,902,793
  Trade accounts payable                                   324,998        299,325        328,266        304,299
  Advances from customers                                   12,533         16,037          2,254            942
  Salaries and social charges payable                       14,558         12,732         14,782         12,998
  Taxes payable                                             29,233         37,364         35,716         43,330
  Dividends                                                 40,011             19         40,011             19
  Provision for vacations pay                               59,680         44,799         60,490         45,425
  Deferred taxes                                               925            770            925            770
  Other payables                                            92,649         97,467        117,514        122,953
                                                    --------------- -------------- --------------- --------------
Total current liabilities                                1,340,455      1,715,314      1,953,382      2,433,529

NONCURRENT LIABILITIES:
  Loans and financing                                    1,396,302      1,244,334      1,396,302      1,248,055
  Taxes payable                                              1,601          1,601          1,601          2,876
  Provision for contingencies                               63,169         60,458         66,986         62,862
  Provision for loss on investments                             53             42              -              -
  Due to affiliated companies                                    -              -              -              -
  Deferred taxes                                            25,949         26,012         25,949         26,012
  Other payables                                            16,858         23,818         19,353         26,643
                                                    --------------- -------------- --------------- --------------
                                                         1,503,932      1,356,265      1,510,191      1,366,448

MINORITY INTEREST IN SUBSIDIARIES                                                            (58)           (28)

SHAREHOLDERS' EQUITY:
  Capital                                                1,000,000        700,000      1,000,000        700,000
  Income reserves                                          168,413        468,413        168,413        468,413
  Treasury shares                                             (19)           (198)          (198)          (198)
  Retained earnings                                        240,922        188,602        229,117        179,289
                                                    --------------- -------------- --------------- --------------
                                                         1,409,137      1,356,817      1,397,332      1,347,504

                                                    --------------- -------------- --------------- --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               4,253,524      4,428,396      4,860,847      5,147,453
                                                    =============== ============== =============== ==============

See accompanying notes.

                                                 SADIA S.A.

                                            STATEMENTS OF INCOME
                                    Periods ended June 30, 2003 and 2002
                                          (In thousands of reais)
                                                 UNAUDITED

                                                          COMPANY                                   CONSOLIDATED
                                        -------------------------------------------- ------------------------------------------
                                         THREE MONTHS ENDED     SIX MONTHS ENDED      THREE MONTHS ENDED      SIX MONTHS ENDED
                                        6/30/2003  6/30/2002  6/30/2003   6/30/2002  6/30/2003  6/30/2002   6/30/2003  6/30/2002
                                        ---------- ---------- ----------- ---------- ---------- ----------- ---------- ----------

Gross operating revenue:
  Domestic market                        731,086    585,071   1,459,515   1,152,740    732,845      626,635  1,462,537  1,234,922
  Foreign market                         524,894    388,509   1,130,836     725,766    566,785      416,628  1,215,822    789,669
                                        ---------- ---------- ----------- ---------- ---------- ----------- ---------- ----------
                                        1,255,980   973,580   2,590,351   1,878,506  1,299,630    1,043,263  2,678,359  2,024,591
Sales deductions:                        (118,600)  (84,015)   (237,296)   (168,722)  (134,864)     (95,786)  (259,837)  (200,564)
                                        ---------- ---------- ----------- ---------- ---------- ----------- ---------- ----------
Net operating revenue                   1,137,380   889,565   2,353,055   1,709,784  1,164,766      947,477  2,418,522  1,824,027

Cost of goods sold                       (897,575) (666,513) (1,834,541) (1,326,630)  (867,591)    (646,924)(1,786,749)(1,279,785)
                                        ---------- ---------- ----------- ---------- ---------- ----------- ---------- ----------
Gross profit                              239,805   223,052     518,514     383,154    297,175      300,553    631,773    544,242

Selling expenses                        (172,848)  (160,607)   (368,815)   (310,604)  (197,562)    (194,050)  (431,378)  (368,901)
Management compensation                   (2,603)    (2,207)     (4,676)     (4,295)    (2,603)      (2,207)    (4,676)    (4,295)
General and administrative
expenses                                 (10,951)   (10,737)    (21,216)    (20,306)   (10,952)     (11,108)   (21,218)   (21,350)
Other operating income (expense)          (6,515)   (10,271)    (10,975)    (17,270)    (8,119)     (15,475)   (12,708)   (19,557)
Financial expense, net                   (19,087)   (68,237)    (31,455)    (90,948)    71,413      (64,652)    120,601  (102,834)
Equity pickup                             70,615     62,543     142,793     108,925    (49,399)      30,195    (65,298)    46,009
                                        ---------- ---------- ----------- ---------- ---------- ----------- ---------- ----------
Operating income (loss)                   98,416     33,536      224,170     48,656     99,953       43,256    217,096     73,314

Nonoperating income (expense)             (7,792)       157      (6,376)        (42)   (10,304)        (620)    (8.895)     1,301
                                        ---------- ---------- ----------- ---------- ---------- ----------- ---------- ----------
Income (loss) before income and social    90,624     33,693     217,794      48,614     89,649       42,636    208,201     74,615
contribution taxes

Current income and social contribution     7,573          -      (8,320)        -        6.639       (1,482)    (9,922)    (1,957)
taxes
Deferred income and social contribution    7,497     10,136      (6,352)     23,151      6,878        2,940     (4,842)      (660)
taxes
Participation                             (6,300)    (2,563)    (10,599)     (2,563)    (6,300)      (3,002)               (3,002)
                                          -------- ---------- ----------- ---------- ---------- ----------- ---------- ----------


Income before minority interest           99,394     41,266     192,523      69,202     96,866       41,092    182,347     68,996

Minority interest in subsidiaries              -          -           -           -         35          174        404        206
                                          -------- ---------- ----------- ---------- ---------- ----------- ---------- ----------
Net income                                99,394     41,266     192,523      69,202     96,901       41,266    182,751     69,202
                                          ======== ========== =========== ========== ========== =========== ========== ==========

                                   SADIA S.A.

                    NOTES TO QUARTERLY FINANCIAL INFORMATION
                             (In thousands of reais)
                                   (UNAUDITED)


  1.  OPERATIONS

     The Company's principal business purpose is the production and distribution of poultry and pork products that are traded in Brazil and abroad. The Company's operations are organized in three major segments; namely: industrialized products, poultry (chickens and turkeys) and pork. The industrialized products segment has been the principal focal point of the Company's investments in the last years and comprises products such as refrigerated pizzas and pasta, frozen food, margarine, industrialized poultry and pork by-products, breaded products, a diet line and products sold sliced and in portions.


  2.  PREPARATION AND PRESENTATION OF THE QUARTERLY FINANCIAL INFORMATION

     The financial statements are the responsibility of the Company's management and were prepared in compliance with the provisions of Brazil's Corporation Law and the norms of the Brazilian Securities Commission - CVM, based on practices consistent with those adopted in the preparation of the annual financial statements. The financial statements are stated in Brazilian reais, except when otherwise stated.

     The preparation of quarterly financial statements involves the use of estimates to determine the amounts of certain assets and liabilities, as well as necessary provisions, reflecting management's best estimates, which could differ from actual amounts.


  3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES

      a) Operating results

         Income and expenses are recognized on the accrual basis.

      b) Financial investments

         Financial investments in local currency comprise principally investment funds, bank deposit certificates and National Treasury securities recorded at cost plus earnings to the balance sheet date, not exceeding market value.

         Financial investments in foreign currency refer basically to Brazil C Bearer Bonds, Brazil Global 09 and National Treasury Notes recorded at acquisition cost plus interest earned and the realization of the investment discount based on the time between acquisition and maturity. These notes are classified based on the respective expected redemption and comparison with market value is presented in Note 16 d).

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


  3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES (Continued)

      b) Financial investments - Continued

         Additionally, the financial investments account includes the asset portion of swap contracts, stated by the difference between the nominal value of these contracts and the value adjusted by the U.S. dollar exchange variation plus interest earned to the quarterly information date, as well as the amounts receivable from currency futures contracts stated by the difference between contract nominal value adjusted by the U.S. dollar exchange rate at the future expiry date and at the quarterly information date, not exceeding market value. The liability portion and the amounts payable of these contracts are classified as loans and financing.

      c) Allowance for doubtful accounts

         The allowance for doubtful accounts is calculated based on estimated losses in an amount considered sufficient to cover possible losses on receivables.

      d) Inventories

         Are stated at average acquisition or production cost, not exceeding replacement or realizable value. The elimination of unrealized result in consolidated inventories is stated in item 3k).

      e) Investments

         Investments in subsidiaries are valued by the equity method in the Company's statements, based on their equities on the same date and applying the same accounting practices. The gains or losses due to changes in the participation percentages are presented in nonoperating results.

         Quarterly information of foreign subsidiaries is translated to Brazilian reais, based on the following criteria:

         o Balance sheet accounts at the exchange rate at the end of the period.
         o Statement of income accounts at the exchange rate at the end of each month.

         Other investments are stated at the cost of acquisition, reduced by a provision to cover permanent losses.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


  3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES (Continued)

      f) Property, plant and equipment

         Are stated at acquisition or construction cost, less accumulated depreciation, inflation adjusted until December 31, 1995. Depreciation is computed by the straight-line method at annual rates taking into consideration the useful economic life of the assets, adjusted for the number of operating shifts, as shown in Note 8.

         Interest incurred on construction projects financing, modernization and expansion of industrial units is allocated to the costs of the corresponding construction in progress.

      g) Deferred charges

         Represent preoperating costs incurred in the implantation of management software, plant expansion and modernization, amortizable over a 5-year period as of the start of production.

      h) Current and non-current liabilities

         Current and noncurrent liabilities are stated at known or estimated amounts increased by charges as well as monetary and exchange variation through to the date of the quarterly financial information.

      i) Income and social contribution taxes

         Are computed on a monthly basis at the tax rates in force.

         The reconciliation of income and social contribution taxes as well as the deferred income and social contribution taxes on loss carryforwards and timing differences are shown in Note 13.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


  3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES (Continued)

     j)  Employees' benefits

         Future employees' benefits are recorded based on actuarial studies prepared annually.

      k) Consolidated financial statements

         The consolidated financial statements were prepared in conformity with the provisions of the Brazilian Securities Commission - CVM, including financial information on the operations of Sadia S.A. and its direct and indirect subsidiaries, as well as investments in companies whose corporate control is shared. The consolidated direct and indirect subsidiaries, together with shareholdings therein of the Company are listed below:

                                                                    INVESTMENT
                                                        -----------------------------------
                                                            JUNE 30          MARCH 31
                                                        -----------------------------------

        SADIA INTERNATIONAL LTD.                             100.00%           100.00%
          Sadia Uruguay S.A.                                 100.00%           100,00%
             Sadia Argentina S.A. (A)                             -              0,02%
             Sadia Alimentos S.A. (B)                          0.01%                -
          Sadia Chile S.A.                                    60.00%            60,00%
          Sadia Argentina S.A.. (A)                               -             99,98%
          Sadia Alimentos S.A. (B)                            99.99%                -
          Sadia Italia S.R.L.                                 99.99%            99,99%
          Churrascaria Beijing Brazil Ltd. (C)                50.00%            50,00%
          Concordia Foods Ltd. (C)                            50.00%            50,00%
          Sadia Europe Ltd.                                  100.00%           100,00%
        CONCORDIA S.A. C.V.M.C.C.                             99.99%            99.99%
        REZENDE OLEO LTDA.                                   100.00%           100.00%
          Rezende Marketing e Comunicacoes Ltda.               0.09%             0,09%
          Concordia S.A. C.V.M.C.C.                            0.01%             0,01%
        REZENDE MARKETING E COMUNICACOES LTDA.                99.91%            99.91%
        SADIA G.M.B.H.                                       100.00%           100.00%
          Laxness F. C. P. A. S.A.                           100.00%           100,00%
        EZFOOD SERVICOS S.A. (C)                              33.33%            33.33%

        (A) Investments disposed of on April 26, 2003
        (B) Company founded on April 15, 2003
        (C) "Joint-Ventures"

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


  3.  SUMMARY OF THE PRINCIPAL ACCOUNTING PRACTICES (Continued)


     K)  Consolidated financial statements--Continued

         Intercompany transactions and balances were not included in the consolidated financial statements. Minority interest in subsidiaries was excluded from shareholders' equity and net income and separately presented in the consolidated balance sheet and statement of income.

         Assets, liabilities and result of operations for the quarter of investments whose control is shared were presented in the consolidated financial statements in proportion to the shareholdings of the Company in the investment whose control is shared.

         Reconciliation of shareholders' equity and net income of the Company and consolidated at June 30, 2003 is as follows.


                                                           NET INCOME           SHAREHOLDERS' EQUITY
                                                             JUNE 30          JUNE 30         MARCH 31
                                                           ---------------------------------------------------

         FINANCIAL STATEMENTS - COMPANY                      192,523         1,409,137        1,356,817

          Elimination of unrealized profits on
          inventories in intercompany operations,
          net of tax effect.                                 (11,806)          (13,839)        (11,347)
          Reversal of elimination of unearned income from
          inventories resulting from intercompany
          operations at 12.31.02.                              2,034             2,034           2,034
                                                           ---------------------------------------------------

         FINANCIAL STATEMENTS - CONSOLIDATED                 182,751         1,397,332        1,347,504
                                                           ===================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


4.       FINANCIAL INVESTMENTS AND MARKETABLE SECURITIES

                               Interest %
                                                     COMPANY                      CONSOLIDATED
                                           --------------------------------------------------------------
                               (annual
                                average)       JUNE 30       MARCH 31       JUNE 30         MARCH 31
                                           --------------------------------------------------------------
  SHORT-TERM
  LOCAL CURRENCY
  Investment funds                25.49        602,441       451,990         632,764          487,887
  Bank deposit certificates       26.61         91,960       396,624          91,960          396,624
  Financial Treasury Bills        25.49         47,784             -          47,784                -
  Others                                             -             3               -                3
                                           --------------------------------------------------------------
                                               742,185       848,617         772,508          884,514
  FOREIGN CURRENCY
  Overnight                        1.20         57,471             -         388,215          123,725
  Receivables - Swap                            19,964        18,002         129,951           74,640
                                           --------------------------------------------------------------
                                                77,435        18,002         518,166          198,365
                                           --------------------------------------------------------------
                                               819,620       866,619       1,290,674        1,082,879
                                           --------------------------------------------------------------
  CURRENT PORTION OF LONG-TERM
  FOREIGN CURRENCY
  National Treasury Notes         11.00          8,559        38,862           8,559           38,862
  Brazil global 09                12.72              -             -          12,418           35,112
  Brazil global 07                12.72              -             -              88                -
  Brazil global 06                12.72              -             -             279                -
  Brazil C bearer bonds           12.97              -             -             126           12,627
  Global notes                    10.00              -             -             114              507
                                           --------------------------------------------------------------
                                                 8,559        38,862          21,584           87,108
                                           --------------------------------------------------------------
  TOTAL SHORT-TERM                             828,179       905,481       1,312,258        1,169,987
                                           ==============================================================

  LONG-TERM
  FOREIGN CURRENCY
  Bank deposit certificates       25.49              -        33,210               -           33,210
  Financial Treasury Bills        25.49         72,052             -          72,052                -
  National Treasury               12.00         16,251        15,846          16,251           15,846
  certificates
  Others                                             -           696               -             696
                                           --------------------------------------------------------------
                                                88,303        49,752          88,303           49,752
  FOREIGN CURRENCY
  National Treasury Notes         11.00          8,559        38,862           8,559           38,862
  Brazil global 09                12.72              -             -         479,271          608,454
  Brazil global 07                12.72              -             -           6,004                -
  Brazil global 06                12.72              -             -           6,434                -
  Brazil C bearer bonds           12.97              -             -           6,529          229,462
  Global notes                    10.00              -             -          15,929           15,596
  Receivables - Swap                            41,051        33,768          41,051           33,768
                                           --------------------------------------------------------------
                                                49,610        72,630         563,777          926,142
                                           --------------------------------------------------------------
  TOTAL LONG-TERM                              137,913       122,382         652,080          975,894
  Current portion of Long-term                  (8,559)      (38,862)        (21,584)         (87,108)
                                           --------------------------------------------------------------
  TOTAL LONG-TERM PORTION                      129,354        83,520         630,496          888,786
                                           ==============================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


     4.  FINANCIAL INVESTMENTS AND MARKETABLE SECURITIES - Continued

         During the 2nd quarter of 2003 the Company reviewed its financial strategies in relation to government securities and decided to sell the Brazil C Bearer Bonds and part of the Brazil Global 09, computing on this operation a gain of R$19,194. This change in strategy is due to the following factors:

         a) Improved combination of the receiving terms relating to these securities portfolio with the debt balance deriving from long-term loans; and

         b) Recovery of quotation for these securities due to the reduction of the Brazil risk.

         The maturity schedule as of June 30, 2003 for long-term investments is as follows:

                                                 COMPANY          CONSOLIDATED
                                                 JUN/03              JUN/03
                                           -------------------------------------
         MATURITY
          SHORT-TERM PORTION OF LONG-TERM           8,559               21,584
          2004                                        362               27,692
          2005                                     87,967               96,182
          2006                                     24,105               35,095
          2007                                        669               11,544
          2008                                          -                5,137
          2009 ONWARDS                             16,251              454,846
                                           -------------------------------------
                                                  137,913              652,080
                                           =====================================

     5.  INVENTORIES

                                                                   COMPANY                 CONSOLIDATED
                                                          -----------------------------------------------------
                                                             JUNE 30      MARCH 31     JUNE 30      MARCH 31
                                                          -----------------------------------------------------

         Finished goods and products for resale              192,247       187,481     224,882      229,286
         Livestock and poultry                               388,601       393,629     388,601      393,629
         Raw materials                                       113,050       130,106     113,066      130,117
         Storeroom                                            20,643        25,790      20,643       25,790
         Packaging materials                                  29,877        29,734      29,877       29,734
         Stock in transit                                      5,959         4,706       5,959        5,108
         Work in process                                      75,465        78,485      75,465       78,485
         Advances to suppliers                                 7,041           842       7,042          845
         Imports in transit                                    1,354         2,372       1,354        2,372
                                                         -----------------------------------------------------
                                                             834,237       853,145     866,889      895,366
                                                         =====================================================

                                                 SADIA S.A.

                                          (In thousands of reais)
                                                (UNAUDITED)


     6.  RECOVERABLE TAXES

                                                              COMPANY                   CONSOLIDATED
                                              ----------------------------------------------------------
                                                        JUNE 30     MARCH 31      JUN 30       MARCH 31
                                              ----------------------------------------------------------

         IPI                                            135,892      151,875      136,246       152,229
         ICMS                                            60,140       65,504       61,429        68,209
         Income and social contribution taxes            41,450       19,819       41,744        21,960
         Others                                          12,944        9,780       12,961         9,862
                                              ----------------------------------------------------------
                                                        250,426      246,978      252,380       252,260
                                              ==========================================================

         SHORT-TERM PORTION                             164,914      143,896      166,685       147,041
         LONG-TERM PORTION                               85,512      103,082       85,695       105,219

         IPI

         Corresponds to IPI tax credit on packaging and other materials and the special IPI tax credit for reimbursement of PIS/PASEP and COFINS taxes on exports.

         ICMS

         The balance to be compensated with taxes of the same nature generated by operations at various plants.

         INCOME AND SOCIAL CONTRIBUTION TAXES

         Represent income tax withholding on financial investments and income and social contribution tax prepayments via offsetting against federal taxes.

     7.  INVESTMENTS

                                                                    NET
                                                         NET     INCOME FOR   EQUITY       INVESTMENTS AT
         INVESTIMENTOS                       OWNERSHIP  EQUITY   THE PERIOD   PICKUP    JUNE 30    MARCH 31
         ------------------------------------------------------------------------------------------------------

         Sadia International Ltd.             100.00%   241,833    121,736    82,589    241,833     216,495
         Concordia S.A. CVMCC                  99.99%    38,445      3,503     4,496     38,445      36,637
         Sadia G.M.B.H.                       100.00%   181,327     86,145    58,120    181,327     138,339
         Rezende Oleo Ltda.                   100.00%       (24)       (24)      (24)         -           -
         Rezende Marketing e Comunicacao       99.91%       (30)        (1)       (1)         -           -
         Ltda.
         EzFood Servicos S.A.                  33.33%     3,023     (4,182)   (1,487)     1,007       1,015
                                                                            ----------------------------------
         TOTAL IN SUBSIDIARIES                                               143,693    462,612     392,486
         Other investments                                                         -      1,384       1,384
         TOTAL INVESTMENTS OF THE COMPANY                                    143,693    463,996     393,870
         Other investments of subsidiaries /affiliates                             -     14,819      13,972
         Investments not consolidated                                       (210,603)  (462,612)   (392,486)
                                                                            ----------------------------------
         TOTAL CONSOLIDATED INVESTMENTS                                      (66,910)    16,203      15,356
                                                                            ==================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


  7.  INVESTMENTS (Continued)

         Company: - investments, valued by the equity method, generated a net accumulated gain at June 30, 2003 of R$143,693 (operating of R$142,793, net of translation of investments in foreign currency of R$67,173 loss and non-operating of R$900).

         Consolidated: - investments, valued by the equity method, generated net accumulated loss at June 30, 2003 of R$66,910 (operating of R$65,298, referring to loss on the translation of investments in foreign currency, recorded as operating result and non-operating of R$1,612).


  8.  PROPERTY, PLANT AND EQUIPMENT

                                                       COMPANY                    CONSOLIDATED
                                   AVERAGE     -----------------------------------------------------------
                                     RATE        JUNE 30        MARCH 31       JUNE 30       MARCH 31
                                               -----------------------------------------------------------

Buildings                              4%         681,183        675,280        681,825       680,467
Machinery and equipment               15%         766,956        770,384        769,669       778,497
Installations                         10%         168,036        168,708        168,297       168,949
Vehicles                              27%          16,805         18,629         17,042        18,835
Forestation and reforestation          -           15,217         14,999         15,217        14,999
Trademarks and patents                10%           1,844          1,967          1,859         1,981
Construction in progress               -           54,648         44,410         54,648        44,410
Advances to suppliers                  -            3,301          3,369          3,301         3,401
Others                                 -              272          1,567          1,412         1,605
                                               -----------------------------------------------------------
                                                1,708,262      1,699,313      1,713,270     1,713,144
Depreciation                                     (833,699)      (821,157)     (836,199)      (826,370)
                                             -----------------------------------------------------------
                                                  874,563        878,156       877,071        886,774
                                             ===========================================================

         The portion of interest incurred in the financing of modernization projects and expansion of the industrial units was recorded in cost of the respective construction in progress in the amount of R$3,861.

         The Company maintains certain assets for sale, mainly related to the discontinued operations of Lapa Alimentos and the Granja Rezende administrative center, in addition to other assets considered inadequate for current operations, for their net realizable value.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


  8.  PROPERTY, PLANT AND EQUIPMENT (Continued)

      At June 30, 2003, the estimated realizable value was R$19,678 (R$32,643 in March 31, 2003), already deducted the costs to be incurred in the sale, and R$4,768 of this amount is classified as assets held for sale (R$11,842 in March 31, 2003) and R$14,910 is classified as long-term (R$20,801 in March 31, 2003). Company management has been developing initiatives for the sale of these assets in the short run.

      During the second quarter of 2003, the assets from the discontinued activities of Lapa Alimentos e Frederico Westphalen were sold for the amount of R$3,867, generating a gain of R$1,280 which was recorded as other operating income.


  9.  DEFERRED CHARGES

                                                    COMPANY                   CONSOLIDATED
                                          ---------------------------------------------------------
                                   RATE      JUNE 30      MARCH 31       JUNE 30       MARCH 31
                                          ---------------------------------------------------------

Preoperating expenses              20%       223,670       225,416       225,629       233,233
Products development               20%         8,524         8,524         8,524         8,524
Others                             20%            66            66           149           148
                                          ---------------------------------------------------------
                                             232,260       234,006       234,302       241,905
Amortization                                (142,267)     (136,627)     (143,162)     (143,306)
                                          ---------------------------------------------------------
                                              89,993        97,379        91,140         98,599
                                          =========================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


10.   LOANS AND FINANCING - SHORT-TERM

                                                              COMPANY                CONSOLIDATED
                                                     ----------------------------------------------------
                                                        JUNE 30     MARCH 31      JUNE 30     MARCH 31
                                                     ----------------------------------------------------
SHORT-TERM
FOREIGN CURRENCY

Credit lines for the development of foreign trade,
with interest rate from 3.16% to 4.87% p.a.,
guaranteed by promissory notes or sureties.                   -            -      582,974      691,834

Advance on Foreign Exchange Contracts subject to
Libor - 06 months (1.12% in June 2003)and interest
of 4.37% p.a., guaranteed by promissory notes or
sureties.                                               142,430      524,450      142,430      524,450

Payables - Swap                                          28,159       14,275       28,159       14,275


Futures market contracts                                 15,258            -       19,840            -
                                                     ---------------------------------------------------
                                                        185,847       538,725     773,403    1,230,559
LOCAL CURRENCY
Rural lines of credit and loans for working capital
with interest of 8.75% p.a.                             214,695       185,921      214,695     185,921


Payables - Swap                                          14,037             -       14,037           -
                                                     ---------------------------------------------------
                                                        228,732       185,921      228,732     185,921
                                                     ---------------------------------------------------
                                                        414,579       724,646    1,002,135   1,416,480

CURRENT PORTION OF LONG-TERM DEBT
FOREIGN CURRENCY
IFC - (International Finance Corporation) funding
in foreign currency for investments payable in
installments, of which R$ 39,609 is subject to
interest at the rate of 8.52% p.a., R$ 8,404 at
9.05% guaranteed by real estate mortgages.               48,013         77,201       48,013       77,201

Export financing composed by prepayment subject to
Libor variation for 6-month deposits (1.12% in June
2003) plus annual interest of 4.56%, guaranteed by
promissory notes or sureties.                            98,352         91,358       98,352       91,358

BNDES (National Bank for Economic and Social
Development), credit lines for investments and
exports, composed as follows: FINEM in the amount
of R$19,872 subject to weighted average of exchange
variation of currencies traded by BNDES - UMBNDES
and fixed interest of 3.50% and FINAME EXIM in the
amount of R$7,097 subject to weighted average of
exchange variation of currencies traded by
BNDES-UMBNDES and fixed interest of 3.86%,
guaranteed by mortgage bond and real estate
mortgage.                                                26,969         30,254       26,969       30,254

Others                                                    3,060          6,092        3,060       10,250
                                                     ----------------------------------------------------
                                                        176,394        204,905      176,394      209,063


                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


10.   LOANS AND FINANCING - SHORT-TERM (Continued)

                                                              COMPANY                 CONSOLIDATED
                                                     -----------------------------------------------------
                                                        JUNE 30     MARCH 31      JUNE 30      MARCH 31
                                                     -----------------------------------------------------
CURRENT PORTION OF LONG TERM DEBT
LOCAL CURRENCY
BNDES (National Bank for Economic and Social
Development), credit lines for investments and
exports, composed as follows: FINAME in the amount
of R$ 8,169 subject to Long-Term Interest Rate
-TJLP (12.0% p.a. in June 2003) and interest of
3.25% p.a., FINAME-EXIM in the amount of R$
138,755 subject to TJLP (12.0% p.a. in June 2003)
and interest of 3.63% p.a. and FINEM in the amount
of R$ 22,249 subject to TJLP (12.0% p.a. in June
2003) and interest of 3.50% p.a., guaranteed by
mortgage bond and real estate mortgage.                 169,173       270,628      169,173      270,628

PESA - Special Aid for Agribusiness payable in
installments, subject to IGPM variation and annual
interest of 9.89% p.a., guaranteed by sureties.           5,722         6,622        5,722        6,622
                                                     ----------------------------------------------------
                                                        174,895       277,250      174,895      277,250
                                                     ----------------------------------------------------
                                                        351,289       482,155      351,289      486,313
                                                     ----------------------------------------------------
TOTAL SHORT-TERM                                        765,868     1,206,801    1,353,424    1,902,793
                                                     ====================================================

      At June 30, 2003 the average weighted  interest rate for short-term loans was 4.63% p.a.(4.90% p.a.
      at March 31, 2003).

11.   LOANS AND FINANCING LONG-TERM

                                                              COMPANY                CONSOLIDATED
                                                     ----------------------------------------------------
                                                        JUNE 30     MARCH 31      JUNE 30     MARCH 31
                                                     ----------------------------------------------------
FOREIGN CURRENCY

IFC - (International Finance Corporation) funding
in foreign currency for investments payable in
installments up to 2008, of which R$ 252,855 is
subject to interest at the rate of 8.52% p.a., R$
53,638 at 9.05% guaranteed by real estate
mortgages.                                               306,493      390,157      306,493       390,157

Export financing composed by prepayment, payable in
installments up to 2006 subject to Libor variation
for  6-month deposits (1.12% in June 2003) plus
annual interest of 4.56%, guaranteed by promissory
notes or sureties.                                       735,684      604,351      735,684       604,351

BNDES (National Bank for Economic and Social
Development), credit lines for investments and
exports, payable from 2003 to 2008, composed as
follows: FINEM in the amount of R$65,730 subject to
weighted average of exchange variation of
currencies traded by BNDES - UMBNDES and fixed
interest of 3.50% and FINAME EXIM in the amount of
R$44,695 subject to weighted average of exchange
variation of currencies traded by BNDES-UMBNDES and
fixed interest of 3.86%, guaranteed by mortgage
bond and real estate mortgage.                           110,425      132,350      110,425       132,350

Payables - Swap                                           29,978       12,039       29,978      12,039

Others                                                    16,152       21,596       16,152      29,475
                                                     -----------------------------------------------------
                                                       1,198,732    1,160,493    1,198,732    1,168,372


                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


11.   LOANS AND FINANCING LONG-TERM

                                                              COMPANY                CONSOLIDATED
                                                     ----------------------------------------------------
                                                        JUNE 30     MARCH 31      JUNE 30     MARCH 31
                                                     ----------------------------------------------------
LOCAL CURRENCY
BNDES (National Bank for Economic and Social
Development), credit lines for investments and
exports, payable from 2003 to 2008, composed as
follows: FINAME in the amount of R$ 23,829 subject
to Long-Term Interest Rate -TJLP (12.0% p.a. in
June 2003) and interest of 3.25% p.a., FINAME-EXIM
in the amount of R$ 252,232 subject to TJLP (12.0%
p.a. in June 2003) and  interest of 2.63% p.a. and
FINEM in the amount of R$ 74,134 subject to TJLP
(12.0% p.a. in June 2003) and interest of 3.50%
p.a., guaranteed by mortgage bond and real estate
mortgage.                                                350,195      455,005       350,195      455,005

PESA - Special Aid for Agribusiness payable in
installments from 2003 to 2020, subject to IGPM
variation and annual interest of 9.89% p.a.,
guaranteed by sureties.                                  109,105      108,302       109,105      108,302

Payables - Swap                                           86,852            -        86,852            -

Others                                                     2,707        2,689         2,707        2,689
                                                     -----------------------------------------------------
                                                         548,859      565,996       548,859      565,996
                                                     -----------------------------------------------------
                                                       1,747,591    1,726,489     1,747,591    1,734,368
Current portion of long-term debt                       (351,289)    (482,155)     (351,289)    (486,313)
                                                     -----------------------------------------------------
TOTAL LONG-TERM PORTION                                1,396,302    1,244,334     1,396,302    1,248,055
                                                     =====================================================

     Loans and financing in foreign currency are indexed to the U.S. dollar and BNDES basket of currencies (UMBNDES).

     The payment schedule of non-current portions at June 30, 2003 is as follows:

                                                                  COMPANY          CONSOLIDATED
                                                             ---------------------------------------
MATURITY                                                           JUN/03             JUN/03
                                                             ---------------------------------------
     SHORT-TERM PORTION OF LONG-TERM DEBT                           351,289            351,289
     2004                                                           382,014            382,014
     2005                                                           458,590            458,590
     2006                                                           305,157            305,157
     2007                                                            78,460             78,460
     2008                                                            68,698             68,698
     2009 ONWARDS                                                  103,383             103,383
                                                             ---------------------------------------
                                                                 1,747,591           1,747,591
                                                             =======================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


12.   CONTINGENCIES

      The Company and its subsidiaries have several claims of labor, civil and tax nature in progress, resulting from its normal business activities. The respective provisions for contingencies were constituted based on the evaluation by the legal counsel of claims for which an unfavorable outcome is likely. Whenever necessary, judicial deposits were made.

      Fiscal and corporate books of the Company are subject to inspection by tax authorities for different statute of limitations, according to applicable law.

      The Company management believes that the provision for contingencies shown below is sufficient to cover any losses on the judicial actions.


                                       COMPANY                    CONSOLIDATED
                            -----------------------------------------------------------
                                JUNE 30        MARCH 31       JUNE 30       MARCH 31
                            -----------------------------------------------------------
      Tax litigation             34,194          31,501         37,928        33,825
      Civil litigation           17,075          16,961         17,076        16,961
      Labor claims               11,900          11,996         11,982        12,076
                            -----------------------------------------------------------
                                 63,169          60,458         66,986        62,862
                            -----------------------------------------------------------

      Tax litigation

      The main tax contingencies involve the following cases:

      INCOME AND SOCIAL CONTRIBUTION TAXES:

      Provision for income and social contribution taxes set up on the acquisition of the subsidiary Granja Rezende (merged in 2002) to face a probable contingency of R$6,055.

      STATE VAT (ICMS):

      The Company is defendant in several administrative cases involving ICMS, mainly in the States of Sao Paulo, Rio de Janeiro and Amazonas (SUFRAMA), totaling a probable contingency estimated at R$ 21,563.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


12.   CONTINGENCIES (Continued)

      NATIONAL INSTITUTE OF SOCIAL SECURITY (INSS)

      The Company filed a contestation against collection of the contribution to the National Institute of Social Security (INSS) on salaries of third parties rendering services in civil construction work at the Uberlandia Unit, due to joint liability. This case started before the acquisition of Granja Rezende by Sadia. This contingency was estimated at R$3,392.

      OTHER TAX CONTINGENCIES:

      Several cases related to payment of IOF (Tax on Financial Operations), PIS (Social Integration Program Tax), COFINS (Tax for Social Security Financing) and other totaling a probable loss of R$ 6,918.

      IPI Credit Premium - Decree Law No. 491/69

      Sadia S.A., successor of the merged companies Sadia Concordia S.A. and Frigobras Companhia Brasileira de Frigorificos S.A., has been claiming through judicial proceedings the benefit of the IPI credit premium on exports, under Decree Law No. 491/69, for the period from 1981 to 1990.

      Sadia Concordia and Frigobras obtained final unappealable decisions from the Regional Federal Court of the 1st Region, based on the decision of unconstitutionality handed down at the Plenary Meeting of the Federal Supreme Court - STF in May 2002. Based on these decisions and on the opinion of legal advisors that there is no possibility of appealing on the part of the Federal Government, the Company recognized the tax credit referring to the legal action involving Sadia Concordia and Frigobras.

      The Company is still awaiting the judgment of the judicial proceeding involving Frigobras for the period from December 1988 to October 1990 to recognize the corresponding tax credit.

      Civil Litigation

      Represents principally proceedings involving claims for indemnity for losses and damages, including pain and suffering, arising from work-related accidents and consumer relations in the amount of R$9,181 and several civil claims in connection with issues related to poultry genetics matters in the amount of R$ 7,895 in June 30, 2003.

                                                 SADIA S.A.

                                          (In thousands of reais)
                                                (UNAUDITED)


12.   CONTINGENCIES (Continued)

      Labor Claims

      There are approximately 1500 labor claims against the Company, none of them involving significant amount on an individual basis for which a provision was set up in the amount of R$ 11,982 in June 30, 2003. These claims involve mainly the payment of overtime, health exposure and hazard additional.


13.   INCOME AND SOCIAL CONTRIBUTION TAXES

      Income and social contribution taxes were calculated at applicable rates in tax legislation:

      a) Reconciliation of income and social contribution tax expenses

                                                                        COMPANY                      CONSOLIDATED
                                                               -----------------------------------------------------------
                                                                    JUNE 30       MARCH 31      JUNE 30       MARCH 31
                                                               -----------------------------------------------------------

Income before income tax and employees profit                      217,794        48,614       208,201        74,616
participation
Employees profit participation                                           -        (2,563)            -        (3,002)
Interest on shareholders' equity                                   (47,074)            -       (47,074)            -
                                                               -----------------------------------------------------------
INCOME BEFORE INCOME (IRPJ) AND SOCIAL CONTRIBUTION TAXES          170,720        46,051       161,127        71,614
(CSLL)
IRPJ AND CSLL AT NOMINAL RATES                                     (58,045)      (15,657)      (54,783)      (24,349)
ADJUSTMENT TO CALCULATE THE EFFECTIVE RATES
PERMANENT DIFFERENCES
    Equity pickup                                                   48,856        36,613         46,043       21,963
    Interest on shareholders' equity of subsidiaries                     -             -            684            -
    Others                                                              25         2,195         (1,200)        (232)
    Reversal of the provision at realizable value of
IR/CS on                                                            (5,508)            -        (5,508)            -
    income from foreign sources
                                                               -----------------------------------------------------------
INCOME AND SOCIAL CONTRIBUTION TAXES AT EFFECTIVE RATES            (14,672)       23,151        (14,764)       (2,618)
                                                               -----------------------------------------------------------

                                   SADIA S.A.

              NOTES TO QUARTERLY FINANCIAL INFORMATION (Continued)
                             (In thousands of reais)
                                   (UNAUDITED)


13.   INCOME AND SOCIAL CONTRIBUTION TAXES (Continued)

      b) Composition of the balance of deferred income and social contribution taxes

                                                        COMPANY                      CONSOLIDATED
                                            ---------------------------------------------------------------
                                                JUNE 30        MARCH 31        JUNE 30        MARCH 31
                                            ---------------------------------------------------------------
ASSETS:
DEFERRED INCOME AND SOCIAL CONTRIBUTION
TAXES:
   Provision for contingencies                  21,750          20,829          21,750         20,829
   Loss carryforwards                           33,115          28,394          33,115         28,394
   Summer plan depreciation                      5,540           5,764           5,540          5,764
   Others                                        7,444           5,273           9,603          8,051
                                            ---------------------------------------------------------------
                                                67,849          60,260          70,008         63,038
                                            ---------------------------------------------------------------
LIABILITIES:
DEFERRED INCOME AND SOCIAL CONTRIBUTION
TAXES:
   Depreciation -rural activity                  9,215           9,123           9,215           9,123
   Accelerated depreciation                         33              33              33              33
   Provision for employees' profit sharing      17,626          17,626          17,626          17,626
                                            ---------------------------------------------------------------
                                                26,874          26,782          26,874          26,782
                                            ---------------------------------------------------------------

TOTAL DEFERRED TAX LIABILITIES                  40,975          33,478          43,134         36,256

SHORT-TERM PORTION, NET                         18,955          19,061          18,955         19,061
                                            ---------------------------------------------------------------
LONG-TERM PORTION, NET                          22,020          14,417          24,179         17,195
                                            ===============================================================

14.   SHAREHOLDERS' EQUITY

      a) Statement of shareholders' equity

                                                      INCOME      TREASURY     RETAINED
                                         CAPITAL     RESERVE       SHARES      EARNINGS      TOTAL
                                      -----------------------------------------------------------------

Balance at December 31, 2002             700,000     468,413       (198)         95,473    1,263,688
   Net income - 1st quarter 2003               -           -          -          93,129       93,129
                                      -----------------------------------------------------------------
BALANCE AT MARCH 31, 2003                700,000     468,413       (198)        188,602    1,356,817
   Increase in capital                   300,000    (300,000)         -               -            -
   Net income - 2nd quarter 2003               -           -          -          99,394       99,394
   Interest on shareholders                    -           -          -         (47,074)     (47,074)
                                      -----------------------------------------------------------------
BALANCE AT JUNE 30, 2003               1,000,000     168,413       (198)        240,922    1,409,137
                                      =================================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


14.   SHAREHOLDERS' EQUITY (Continued)


      b) Capital

         Subscribed and paid-in capital is represented by the following number of shares at June 30, 2003 and March 31, 2003:

              Common shares                      257,000,000
              Preferred shares                   426,000,000
                                           -----------------------
              Total shares                       683,000,000
              Preferred shares in
                 treasury                           (304,288)
                                           -----------------------
              Total outstanding shares           682,695,712
                                           =======================

      c) Treasury shares

         The Company holds in treasury 304 lots of 1,000 preferred shares each with the objective of future sale and/or cancellation.


      d) Market value

         The market value of Sadia S.A. shares, according to the 2003 average quotation of shares negotiated on the Sao Paulo Stock Exchange - BOVESPA corresponded at June 30, 2003 to R$1,490.00 per thousand shares (R$1,150.00 at March 31, 2003). Net equity on that date was R$2,064.08 per thousand shares (R$1,987.44 at March 31, 2003).


      e) Interest on shareholders' equity

         The Board of Directors of Sadia, during a meeting held on June 27, 2003, authorized the payment of interest on shareholders' equity at R$ 0.0552 for each common share and R$ 0.0607 for each preferred share, net of withholding tax. This interest will be distributed to the shareholders as a prepayment and due to the results obtained during the current year, including it in the calculation of minimum compulsory dividends to be approved at the next General Shareholders Meeting.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


15.   FINANCIAL INCOME

                                                       COMPANY                       CONSOLIDATED
                                           ----------------------------------------------------------------
                                                JUN/03          JUN/02           JUN/03         JUN/02
                                           ----------------------------------------------------------------
          FINANCIAL EXPENSES:
          Interest                            (151,647)         (63,821)        (159,277)       (84,361)
          Monetary variation                      (634)          (8,684)            (585)       (10,607)
          Exchange variation                   287,531         (113,320)         283,513       (138,153)
          Others                               (24,912)         (20,033)         (23,352)       (27,532)
                                           ----------------------------------------------------------------
                                               110,338         (205,858)         100,299       (260,653)
                                           ================================================================
          FINANCIAL INCOME:
          Interest                             130,995           15,387          192,240         52,432
          Monetary variation                     2,742           20,442            1,103         15,074
          Exchange variation                  (286,382)          75,962         (188,766)        80,360
          Others                                10,852            3,119           15,725          9,953
                                           ----------------------------------------------------------------
                                              (141,793)         114,910           20,302        157,819
                                           ================================================================

                                           ----------------------------------------------------------------
                                               (31,455)         (90,948)        120,601        (102,834)
                                           ----------------------------------------------------------------


16.   RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

      The operations carried out by the Company are exposed to market risks, particularly in relation to exchange rate variations, credit risk and grain purchase prices. Such risks are permanently monitored by a specific Committee comprised by members of the Board who are responsible for defining management strategies for managing these risks through the determination of position and exposition limits.

      a) Exchange rate risks

         The risks involving exchange variation on loans, financing and other future liabilities in foreign currency are protected by the financial investments equally denominated in foreign currency and by derivatives such as swap contracts (U.S. dollar to CDI) and futures contracts, apart from accounts receivable in U.S. dollars derived from exports which also reduce the exchange variation exposure as a natural hedge.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


16.   RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (continued)

      Company exposure to the U.S. dollar exchange rate variation is as follows:

EXCHANGE VARIATION EXPOSURE                                      CONSOLIDATED
                                                      ------------------------------------
                                                           JUNE 30          MARCH 31
                                                      ------------------------------------

Cash and short-term investments                           1,128,458         1,133,425
Trade accounts receivable                                   166,809           382,918
Trade accounts payable                                      (23,104)          (34,460)
Loans and financing                                      (1,972,135)       (2,398,931)
Derivatives in U.S. dollars  - rate swap                    831,560           868,753
                                                      ------------------------------------
                                                            131,588           (48,295)
                                                      ------------------------------------

      The consolidated derivative contracts, outstanding at June 30, 2003, and respective maturities are presented below:

                                                    SHORT
        DERIVATIVE CONTRACTS                         TERM       2004      2005       2006      2007       2008
                                                   ---------------------------------------------------------------

        SWAP CONTRACTS
        National value                    831,560    205,795  196,158    203,457   210,496     9,220     6,434
           Asset portion - foreign         41,051          -      470     16,102    24,260       129        90
            currency
           Liability  portion - national  159,026     42,196   32,990     33,008    48,246     1,523     1,063
           currency

        FUTURES CONTRACT
        Purchased position - US$          266,250    266,250        -          -         -         -         -
        Purchased position - Euro           5,000      5,000        -          -         -         -         -
        Sold position - US$               170,000    170,000        -          -         -         -         -
             Amounts receivable           129,951    129,951        -          -         -         -         -
             Amounts payable               19,840    19,840         -          -         -         -         -

      b) Credit risks

         The Company is potentially subject to credit risks involving trade accounts receivable, financial investments and derivative contracts. The Company minimizes the risks associated with these financial instruments by handing them to good rating financial institutions and within limits pre-established by the credit committee. The Company does not require guarantee for these financial instruments.


         The concentration of credit risk in relation to accounts receivable is minimized due to the significant number of customers. As a rule, the Company does not require guarantee for accounts receivable. An allowance for doubtful accounts was set up based on losses on receivables expected by management.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


16.   RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (continued)

      b) Credit risks - continued

         The expenses related to doubtful accounts amount to R$3,737 at the quarter ended June 30, 2003 (R$4,197 in 2002).

         In order to reduce credit risks and as a consequence of the existing indebtedness, the Company structured an operation during June 2003 for obtaining a rotating credit line in the amount of up to US$55 million with a 12-month validity through the assignment of accounts receivable from Company exports. The operation cost includes annual interest of 2.125% + Libor. As a way of eliminating credit risks (customer and country), a credit insurance was taken out with National Union Fire Insurance Co. for a period of up to 13 months as of the date of the operation onset covering 90% of the payments due to the Bank in case of claims. At June 30, 2003, the amount of assigned receivables corresponded to approximately US$38 million.

         Additionally, an Investment Fund in Credit Rights (FIDC) was created in the domestic market, administered by Concordia S.A. Corretora de Valores Mobiliarios, Cambio e Commodities, and the respective paid-in shareholders' equity of R$150,000 presents the following participation:
         R$120,000 owned by Banco Rabobank, R$20,000 by Fundacao Attilio Fontana and R$10,000 by Sadia S.A. The related resources are used for acquiring receivables from Sadia S.A. in the domestic market, with a discount cost equivalent to 95% of the CDI. At June 30, 2003, the receivables acquired by the Fund amounted to approximately R$18,000.


      c) Risks related to grain purchase prices

         The Company's operating sector is exposed to the price volatility of grains (corn and soy bean) used in the preparation of rations for its stock. The price variation results from factors beyond management control such as climate, harvest volumes, transportation and storage costs, government agricultural policies, and others. At present the Company does not carry out operations in futures market or uses other derivatives for managing risks relating to grain purchase prices. However, the existing inventory policy is maintained which includes, for physical control purposes, making advanced purchases during harvest periods.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


16.   RISK MANAGEMENT AND FINANCIAL INSTRUMENTS (continued)

      d) Estimated market value

         Financial assets and liabilities are presented in the balance sheet at cost plus accrued income and expenses and recorded according to the corresponding expected realization.

         The market value of derivative contracts at June 30, 2003, estimated based on market price quotations for similar contracts, approximated corresponding book values. The estimated market values of financial instruments as compared with accounting balances are presented in the table below:

                                                                       CONSOLIDATED
                                               -------------------------------------------------------------
                                                          JUNE 30                       MARCH 31
                                               -------------------------------------------------------------
                                                 BOOK VALUE     MARKET VALUE    BOOK VALUE    MARKET VALUE
                                               -------------------------------------------------------------
        Cash                                        156,992         156,992         75,963         75,963
        Short-term investments - Local              860,811         860,811        934,266        934,266
        currency
        Short-term investments - Foreign          1,081,943       1,127,186      1,124,507      1,098,111
        currency
        Trade accounts receivable                   392,730         392,730        609,915        609,915
        Loans and financing                       2,749,726       2,749,726      3,150,848      3,150,848
        Trade accounts payable                      328,266         328,266        304,299        304,299

      e) Financial indebtedness

         Financial indebtedness comprises financial assets (cash, banks and financial investments) and financial liabilities (loans), including contracted derivatives, is as follows:

                                                              CONSOLIDATED
                               ----------------------------------------------------------------------------
                                              JUNE 30                              MARCH 31
                               ----------------------------------------------------------------------------
                                                            NET                                   NET
                                 ASSETS    LIABILITIES      DEBT       ASSETS    LIABILITIES      DEBT
                               ----------------------------------------------------------------------------
    SHORT-TERM
    Local currency                882,985      627,626      255,359     951,559     698,116      253,443
    Foreign currency              586,265      725,798     (139,533)    294,391   1,204,677     (910,286)
                               ----------------------------------------------------------------------------
                                1,469,250   1,353,424       115,826   1,245,950   1,902,793     (656,843)
                               ============================================================================

    LONG-TERM
    Local currency                 88,303     981,525     (893,222)     49,752     922,554     (872,802)
    Foreign currency              542,193     414,777      127,416     839,034     325,501      513,533
                               ----------------------------------------------------------------------------
                                  630,496   1,396,302     (765,806)    888,786   1,248,055      (359,269)
                               ============================================================================
                                2,099,746   2,749,726      (649,980)  2,134,736  3,150,848    (1,016,112)
                               ============================================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


    17.  INSURANCE

         The Company and its subsidiaries have the policy of maintaining insurance coverage at adequate levels for the risks involved. Due to the characteristics of its installations located in multiple locations, management contracts insurance under the concept of maximum possible loss in one event, which covers fire, civil responsibility and miscellaneous risks (storm, lightning and flood). In addition, the Company has insurance for transportation of goods, personal injuries and vehicles.

    18.  BALANCES OF TRANSACTIONS WITH RELATED PARTIES

         Transactions with related parties are made at normal market prices and conditions similar to those with unrelated parties. Intercompany balances presented in the balance sheet as of June 30, 2003 are set out below compared with the corresponding balances as of March 31, 2003, together with intercompany balances presented in the statement of income as of June 30, 2003 compared with the corresponding balances as of June 30, 2002:

                                        BALANCE SHEET ACCOUNTS

                            CURRENT           NONCURRENT           CURRENT              NONCURRENT
      COMPANY               ASSETS              ASSETS           LIABILITIES           LIABILITIES
--------------------------------------------------------------------------------------------------------
                       JUN/03     MAR/03    JUN/03  MAR/03    JUN/03     MAR/03     JUN/03     MAR/03
                     -----------------------------------------------------------------------------------
Sadia International     36,391   114,746    25,097  27,954   (50,659)   (36,729)        -         -
Ltd.
Sadia Argentina S.A.         -     1,549         -       -         -          -         -         -
Sadia Uruguay S.A.         275       596         -       -         -          -         -         -
Sadia Chile S.A.           917       937                           -          -         -         -
Laxness FCPA S.A.       83,397   126,178                           -          -         -         -
Concordia C.V.M.C.C.     1,710     2,716                           -          -         -         -
Rezende Oleo Ltda.           -         -         -       -         -          -      (801)     (801)
Rezende Mkt Ltda.            -         -        51      51         -          -         -         -
                      -----------------------------------------------------------------------------------
                      122,690    246,722    25,151  28,005   (50,659)   (36,729)     (801)     (801)
                      -----------------------------------------------------------------------------------



                                                STATEMENT OF INCOME ACCOUNTS
       COMPANY                PURCHASE                     SALE                     FINANCIAL
                      ----------------------------------------------------------------------------------
                         JUN/03       JUN/02       JUN/03        JUN/02       JUN/03        JUN/02
                      ----------------------------------------------------------------------------------
Sadia Internat. Ltd.       -               -      232,617      514,816      (3,772)         3,477
Sadia Argentina S.A.       -               -        1,463        1,389           -              -
Sadia Uruguay S.A.         -               -        1,736        1,569           -              -
Sadia Chile S.A.           -               -        4,354        3,929           -              -
Laxness FCPA. S.A.         -               -      583,138       14,895           -              -
Granja Rezende S.A.        -        (385,634)           -       30,101           -              -
                      ----------------------------------------------------------------------------------
                           -        (385,634)     823,308      566,699      (3,772)         3,477
                      ----------------------------------------------------------------------------------

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


19.   PRIVATE PENSION PLAN

      a) Pension plan for defined benefits

         The Company and its subsidiary Concordia S.A. CVMCC are the sponsors of a supplementary social security plan under the defined benefit arrangement for its employees and managed by the Attilio Francisco Xavier Fontana Foundation.

         The pension supplementary benefit is defined as being the difference between (i) the benefit wage (updated average of the last 12 participation salaries, limited to 80% of the last participation salary) and (ii) the amount of pension paid by the National Institute of Social Security. Supplementary benefit is updated on the same base date and based on the indices applicable to the category of the main activity of the Company, actual gains discounted.

         The actuarial system is that of capitalization for supplementary retirement and pension income and of simple apportionment for other benefits.

         The sponsoring companies' contribution is based on a fixed percentage of the payroll of active participants, as annually recommended by independent actuaries and approved by the trustees of the Fundacao Attilio Francisco Xavier Fontana.

         The parent company contributions totaled at June 30, 2003 and 2002, R$900 and R$732, respectively, and R$911 and R$808 in consolidated, respectively.

         According to the Foundation's bylaws, the sponsoring companies are jointly liable for the obligations undertaken by the Foundation before its participants and dependents.

         On June 30, 2003, the Foundation had 28,505 participants (29,602 in March 31, 2003), 25,280 of which being active participants, i.e. paying contributions (26,408 in March 31, 2003).

         On December 31, 2002 the private pension plan of the Attilio Francisco Xavier Fontana Foundation no longer accepted new participants, the surplus existing at this date being earmarked for maintenance of the benefit to all those assisted.

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


19.  PRIVATE PENSION PLAN (Continued)

     b)  Pension plan for defined contribution

         As from January 1, 2003 the Company started to offer a new private pension plan supplementing the pension paid by the government for defined contribution to all employees hired by Sadia, its subsidiaries and the Foundation. Under the terms of the pension fund by-laws, the contribution on the part of the Company is equal to that on the part of employees, being based on employees' salary. For employees whose salary is less than a defined limit, the contribution on the part of the Company is of up to 1.5% of the employee monthly salary. For employees whose salary is more than said limit, Company contribution is of up to 6% of employees monthly salary. Contributions made by the Company in 2003 totaled R$201.

         In addition to the pension plan the Company offers the following benefits:

         o Payment of the penalty in connection with Government Severance Indemnity Fund for Employees on employee retirement;
         o Payment of bonus for length of service;
         o Payment of indemnification on dismissal; and
         o Payment of indemnification on retirement.

                                                 SADIA S.A.

                                          (In thousands of reais)
                                                (UNAUDITED)


20.   ADDITIONAL INFORMATION

      The statements of cash flow and value-added are presented as additional information to the financial statements for the period.

      a) Statement of cash flow

         The statement of cash flow was prepared by the indirect method based on accounting records in accordance with the instructions in Brazilian Institute of Independent Auditors - IBRACON NPC 20.


                                                                                   COMPANY                   CONSOLIDATED
                                                                          ---------------------------------------------------------
                                                                           JUNE 30       MARCH 31      JUNE 30       MARCH 31
                                                                          ---------------------------------------------------------
NET INCOME                                                                 192,523         93,129        182,751       85,850
ADJUSTMENT TO RECONCILE NET INCOME TO CASH GENERATED BY OPERATING
ACTIVITIES
  Variation in minority interest                                                 -              -           (421)        (390)
  Provisioned interest, net of interest paid                              (100,126)       (42,336)       (85,588)     (51,602)
  Depreciation, amortization and depletion                                  63,829         32,249         64,360       32,400
 Equity pickup                                                            (143,693)       (72,230)        66,910       15,847
  Deferred taxes                                                             6,355         14,007          4,845      11,878
  Contingencies                                                              8,242          5,531          9,713        5,589
  Permanent asset disposals                                                  4,885             93         10,927          502
Variation in operating assets and liabilities:
  Trade notes receivable                                                   184,887        (37,796)        14,019     (193,862)
  Inventories                                                               24,838          5,930         10,477      (18,001)
  Recoverable taxes, prepaid expenses and others                           (23,144)       (17,792)       (96,301)     (30,975)
  Available for sales                                                        8,366             37          8,366           37
  Judicial deposits                                                         (2,573)        (2,487)        (2,574)      (2,487)
  Trade notes payable                                                       79,138         53,465         77,866       53,899
  Advances from customers                                                   (4,490)          (986)         1,363           52
  Taxes payable, salaries payable and others                               (17,134)       (14,094)       (22,323)     (17,710)
                                                                       ------------------------------------------------------------
NET CASH GENERATED BY OPERATING ACTIVITIES                                 281,903         16,720        244,390     (108,973)
INVESTMENT ACTIVITIES:
  Funds from sale of permanent assets                                        4,843            613          4,843          613
  Purchase of permanent assets                                             (29,944)       (11,154)       (29,544)     (11,179)
  Short-term investments                                                  (814,415)      (339,386)    (1,713,196)    (417,440)
  Investment redemption                                                    899,012        447,834      1,689,776      448,663
                                                                       ------------------------------------------------------------
NET CASH FROM INVESTMENT ACTIVITIES                                         59,496         97,907        (48,121)      20,657
LOANS:
  Loans received                                                           892,203        468,930      1,391,591      673,426
  Loans paid                                                            (1,192,302)      (593,173)    (1,511,122)    (596,483)
  Dividends paid                                                           (62,728)       (55,647)       (62,729)     (55,647)
                                                                       -------------------------------------------------------------
NET CASH FROM LOANS                                                       (362,827)      (179,890)      (182,260)      21,296
CASH AT BEGINNING OF PERIOD                                                131,850        131,850        142,983      142,983
CASH AT END OF PERIOD                                                      110,422         66,587        156,992       75,963
                                                                      --------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                               (21,428)        (65,263)        14,009      (67,020)
                                                                       =============================================================

                                   SADIA S.A.

                             (In thousands of reais)
                                   (UNAUDITED)


20.   ADDITIONAL INFORMATION (Continued)

      b) Statement of value-added

         The added-value statement presents generation and distribution of revenues as presented in the statement of income for the period. Said revenues were basically distributed among human resources, third-party capital, government and shareholders.

         The added-value statement was prepared based on the model provided by the Institute for Accounting, Actuarial and Financial Research of the University of Sao Paulo.

                                                                        CONSOLIDATED
                                                                       JANUARY TO JUNE
                                                          ------------------------------------------
                                                                  2003                 2002
                                                          ------------------------------------------
        REVENUES                                                2,601,040            2,187,020
        - REVENUE FROM OPERATIONS                               2,667,638            2,001,447
            . Sale of products, merchandise and  services       2,667,638            2,001,447
        - CAPITAL FROM THIRD PARTIES                              (66,598)             185,573
            . Other operating results                             (12,708)             (19,557)
            . Financial income                                     20,303              157,819
            . Equity pickup                                       (66,910)              46,149
            . Other nonoperating results                           (7,283)               1,162
        RAW MATERIALS FROM THIRD PARTIES                       (1,399,324)            (947,037)
        SERVICES RENDERED BY THIRD PARTIES                       (489,897)            (417,811)
        VALUE-ADDED TO BE DISTRIBUTED                             711,819              822,172
        DISTRIBUTION OF VALUE-ADDED                               711,819              822,172
        - HUMAN RESOURCES                                         296,641              244,440
        - INTEREST ON THIRD-PARTY CAPITAL                        (114,134)             249,451
        - GOVERNMENT                                              278,868              191,962
            . ICMS                                                184,729              137,219
            . PIS/COFINS                                           64,354               40,128
            . Income and social contribution taxes                 14,764                2,617
            . CPMF and other                                       15,021               11,998
        - SHAREHOLDERS (DIVIDENDS)                                 47,074                    -
        - RETENTION                                               203,370              136,319
            . Depreciation/Amortization/Depletion                  64,360               61,053
            . Retained earnings                                   135,273               68,996
            . Others                                                3,737                6,270

                                   SADIA S.A.



BOARD OF DIRECTORS

  Romano Ancelmo Fontana Filho                              Chairman
  Attilio Fontana Neto                                      Member
  Osorio Henrique Furlan                                    Member
  Ottoni Romano Fontana Filho                               Member
  Sergio Fontana dos Reis                                   Member
  Marise Pereira Fontana Cipriani                           Member
  Karlos Heinz Rischbieter                                  Member
  Alcides Lopes Tapias                                      Member
  Vicente Falconi Campos                                    Member
  Roberto Faldini                                           Member
  Victor Bayard de Maura Fontana                            Member

OFFICERS

  Walter Fontana Filho                    Chief Executive Officer
  Eduardo Fontana D'Avila                 Industrial Diretor
  Gilberto Tomazoni                       Marketing and Sales Director
  Luiz Gonzaga Murat Junior               Director of  Administration and
                                          Finance and Relations with Investors
  Flavio Riffel Schmidt                   Information Technology Director
  Alfredo Felipe da Luz Sobrinho          Director of Institutional and Legal
                                          Relations
  Adilson Serrano Silva                   Human Resources Director
  Antonio Paulo Lazzaretti                Development of Processes and Products
                                          Director
  Artemio Fronza                          Director of Poultry Production
                                          Agribusiness
  Flavio Luis Favero                      Director of Production of
                                          Industrialized Products
  Gilberto Mairelles Xando Baptista       Director of Marketing
  Guilhermo Henderson Larrobla            International Sales Director - Middle
                                          East
  Paulo Francisco Alexandre Striker       Director of Logistic
  Roberto Banfi                           International Sales Director
  Valmor Savoldi                          Supplies Director


  Claudio Lemos Pinheiro                  Jairo Aldir Wurlitzer       Giovanni F. Lipari
  Controller's Department Manager         Accounting Manager              Accountant
                                          CRC/SC 13.937                CRC/SP 201.389/0-7
